                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G
                 Under the Securities and Exchange Act of 1934
                                Amendment No. 4


                               Brookstone, Inc.
                           ------------------------
                               (Name of Issuer)



                         Common Stock, $.001 par value
                 ---------------------------------------------
                        (Title of Class of Securities)



                                   114537103
                             --------------------
                                (CUSIP Number)



     Check the following box if a fee is being paid with this statement _______. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                               Page 1 of 8 Pages
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---------------------
CUSIP NO.
114537103
---------------------
--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or  I.R.S. Identification No. of  Above Person

     Goldman, Sachs & Co.

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a) _____
                                         (b) _____
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or place of  Organization

               New York
--------------------------------------------------------------------------------
Number of       5  Sole Voting Power
Shares
Beneficially           0
                ---------------------------------
Owned By        6  Shared Voting Power
Each
Reporting           762,800
                ---------------------------------
Person With     7  Sole Dispositive Power

                      0
                ---------------------------------
                8  Shared Dispositive Power

                       762,800
                ---------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

        762,800
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

        9.8%
--------------------------------------------------------------------------------
12.  Type of Reporting Person

         BD-PN-IA
--------------------------------------------------------------------------------

                               Page 2 of 8 Pages
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---------------------
CUSIP NO.
114537103
---------------------
--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     The Goldman Sachs Group, L.P.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a) _____
                                         (b) _____
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or place of Organization

           Delaware
--------------------------------------------------------------------------------
Number of       5  Sole Voting Power
Shares
Beneficially           0
                ------------------------------
Owned By        6  Shared Voting Power
Each
Reporting              762,800
                ------------------------------
Person With     7  Sole Dispositive Power

                       0
                ------------------------------
                8  Shared Dispositive Power

                       762,800
                ------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

        762,800
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

        9.8%
--------------------------------------------------------------------------------
12.  Type of Reporting Person
        HC-PN
--------------------------------------------------------------------------------

                               Page 3 of 8 Pages
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---------------------
CUSIP NO.
114537103
---------------------
--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
     Goldman Sachs Equity Portfolios, Inc. on behalf
     Goldman Sachs Small Cap Equity Fund

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a) _____
                                         (b) _____
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or place of Organization

          Maryland
--------------------------------------------------------------------------------
Number of       5  Sole Voting Power
Shares
Beneficially           0
                ------------------------------
Owned By        6  Shared Voting Power
Each
Reporting              731,000
                ------------------------------
Person With     7  Sole Dispositive Power

                       0
                ------------------------------
                8  Shared Dispositive Power

                       731,000
                ------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

         731,000
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

         9.4%
--------------------------------------------------------------------------------
12.  Type of Reporting Person
         IC
--------------------------------------------------------------------------------

                               Page 4 of 8 Pages
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     Item 1(a).  Name of Issuer:
                 Brookstone, Inc.

     Item 1(b).  Address of Issuer's Principal Executive Offices:
                 17 Riverside Street
                 Nashua, NH 03062

     Item 2(a).  Name of Person Filing:
                 The Goldman Sachs Group, L.P. and  Goldman, Sachs & Co.
                 and Goldman Sachs Equity Portfolios, Inc. on behalf of GS Small Cap Equity Fund

     Item 2(b). Address of Principal Business Office, or, if None, Residence: for the Goldman Sachs Group, L.P. and Goldman, Sachs & Co.:
                 85 Broad Street, New York, NY   10004
                 for Goldman Sachs Equity Portfolios, Inc.:
                 1 New York Plaza, New York, NY 10004

     Item 2(c).  Citizenship:
                 The Goldman Sachs Group, L.P. - Delaware
                 Goldman, Sachs & Co. - New York
                 Goldman Sachs Equity Portfolios, Inc. - Maryland

     Item 2(d).  Title and Class of Securities:
                 Common Stock, $.001 par value

     Item 2(e).  CUSIP Number:
                 114537103

     Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b). check whether the person filing is a :

           (a).X Broker or dealer registered under Section 15 of the Act,
                        Goldman, Sachs & Co.

           (b).  Bank as defined in Section 3(a)(6) of the Act,

           (c).  Insurance Company as defined in Section 3(a)(19) of the Act,

           (d).X Investment Company registered under Section 8 of the Investment Company Act,
                        Goldman Sachs Equity Portfolios, Inc. on behalf of GS Small Cap Equity Fund

                               Page 5 of 8 Pages
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           (e).X Investment Adviser registered under Section 203 of the
                 Investment Advisers Act of 1940,
                       Goldman, Sachs & Co.

           (f). Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

           (g).X Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7,
                       The Goldman Sachs Group, L.P.

           (h).  Group, in accordance with Rule 13d-1(b)(ii)(H).


     Item 4.     Ownership.

           (a).  Amount beneficially owned:
                 See the responses(s) to Item 9 on the attached cover pages(s).

           (b).  Percent of class:
                 See the response(s) to Item 11 on the attached cover pages(s).

           (c).  Number of shares as to which such person has:

                 (i)    Sole power to vote or to direct the vote:
                               See the response(s) to Item 5 on the attached cover page(s).

                 (ii)   Shared power to vote or direct the vote:
                               See the response(s) to Item 6 on the attached cover page(s).

                 (iii)  Sole power to dispose or to direct the disposition of:
                               See the response(s) to Item 7 on the attached cover page(s).

                 (iv)   Shared power to dispose or to direct the disposition of:
                               See the response(s) to Item 8 on the attached cover page(s).

                               Page 6 of 8 Pages
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     Item 5.   Ownership of Five Percent or Less of a Class.
                     Not Applicable

     Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
                     Not Applicable

     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                     Goldman, Sachs & Co. is a broker or dealer registered under
               Section 15 of the Act and an investment advisor registered under
               Section 203 of the Investment Advisors Act of 1940.
                     Goldman Sachs Equity Portfolios, Inc. is an Investment
               Company registered under Section 8 of the Investment Company Act.

     Item 8.   Identification and Classification of Members of the Group.
                     Not Applicable

     Item 9.   Notice of Dissolution of Group.
                     Not Applicable


     Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                               Page 7 of 8 Pages
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                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  November 10, 1996



GOLDMAN SACHS EQUITY PORTFOLIOS,         THE GOLDMAN SACHS GROUP, L.P.
INC. on Behalf of Goldman Sachs Small
Cap Equity Fund                          By: /s/ David B. Ford
                                         -------------------------------------
                                         Name: David B. Ford
By: /s/ Michael J. Richman               Title:  General Partner
   --------------------------------
Name: Michael J. Richman
Title: Secretary                         GOLDMAN, SACHS & CO.

                                         By:/s/ David B. Ford
                                         -------------------------------------
                                         Name: David B. Ford
                                         Title:  General Partner

                               Page 8 of 8 Pages